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                                                                    EXHIBIT 11.1

                               OSI SYSTEMS, INC.
           STATEMENT RE COMPUTATION OF PRO FORMA PER SHARE EARNINGS

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
                                                               Nine Months Ended
                                           Year Ended    ------------------------------
                                          June 30, 1996  March 31, 1996  March 31, 1997
                                          -------------  --------------  --------------
Weighted Average Common Shares
  Outstanding.............................   1,852,219      1,850,250       1,891,125
Conversion of Subordinated Debt and
  Preferred Stock.........................   3,973,661      3,973,661       3,973,661
Acquisition of Minority Interests.........     178,956        178,956         178,956

Effect of Stock Options:
-----------------------
 Granted within 12 months of initial
   public offering, treasury stock
   method.................................     206,719        206,719         206,719
 Remaining options, treasury stock method.      96,571         94,572          76,773
                                            ----------     ----------      ----------
Pro Forma Weighted Average Shares.........   6,308,126      6,304,158       6,327,234
                                            ==========     ==========      ==========
Historical Net Income.....................  $2,259,000     $1,546,000      $2,934,000
Interest on Subordinated Debt, Net of
  Income Taxes............................     166,000        125,000          92,000
Minority Interest in Net Loss of
  Subsidiaries............................    (117,000)       (28,000)            --
                                            ----------     ----------      ----------
Pro Forma Net Income......................  $2,308,000     $1,643,000      $3,026,000
                                            ==========     ==========      ==========
Pro Forma Net Income Per Share............       $0.37          $0.26           $0.48
                                            ==========     ==========      ==========
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